Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment, dated as of March 28, 2019 (the “Amendment”), to the Employment Agreement (“Employment Agreement”), dated effective as of December 17, 2018 (the “Effective Date”), by and between Northfield Bank, a federally-chartered savings bank with its principal offices at 1731 Victory Boulevard, Staten Island, New York 10314-3598 (the “Bank”), and Kenneth J. Doherty (“Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed under the Employment Agreement as Executive Vice President and Senior Credit Officer of the Bank; and

WHEREAS, effective March 28, 2019 (the “Amendment Effective Date”), the Executive and the Bank have agreed that Executive shall relinquish the title of Executive Vice President and shall continue in the title of Senior Credit Officer of the Bank, and shall no longer be responsible for the credit underwriting or credit administration functions of the Bank; and

WHEREAS, the parties agree to amend the Agreement to reflect the Executive’s new position, title and responsibilities; and

WHEREAS, pursuant to Section 15 of the Agreement, the parties to the Agreement desire to amend the Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

Section 1. Amendment to the Agreement. Notwithstanding anything in the Agreement to the contrary, as of the Amendment Effective Date, all references in the Agreement to “Executive Vice President” of the Bank are hereby eliminated and hereafter the Agreement shall be read as employing Executive solely as the “Senior Credit Officer” of the Bank. In the capacity of Senior Credit Officer, Executive shall no longer be responsible for the credit underwriting or credit administration functions of the Bank.
Section 2. Acknowledgement. By executing and agreeing to this Amendment, Executive hereby acknowledges and agrees that the change in title reflected in Section 1 above, and the resultant change in Executive’s duties and responsibilities, which changes are effective as of the Amendment Effective Date, do not constitute a “Good Reason” for Executive’s resignation under Sections 5(a)(ii) of the Agreement, and do not entitle Executive to the payments and benefits set forth in Section 5(b) of the Agreement.
Section 3. Continuation of Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.
Section 4.  Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.
Section 5.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Amendment as of the day and year first written above.

ATTEST	NORTHFIELD BANK

/s/ M. Eileen Bergin	/s/ Steven M. Klein
M. Eileen Bergin	Steven M. Klein
Corporate Secretray	President and Chief Executive Officer

WITNESS	EXECUTIVE

/s/ M. Eileen Bergin	/s/ Kenneth J. Doherty
M. Eileen Bergin	Kenneth J. Doherty
Corporate Secretray